SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Steel Excel Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Excel Inc.
2603 Camino Ramon, Suite 200
San Ramon, California 94583

SUPPLEMENT TO THE PROXY STATEMENT
For 2012 Annual Meeting of Stockholders

This proxy statement supplement is being furnished to stockholders of Steel Excel Inc. (the “Company”) in connection with their consideration of matters to be acted upon at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Crowne Plaza Redondo Beach, 300 North Harbor Drive, Redondo Beach, California 90277 on Thursday, May 17, 2012 at 9:00 a.m., local time, as set forth in the Company’s proxy statement dated April 30, 2012 (the “Proxy Statement”). This supplement should be read in conjunction with the Proxy Statement.

This proxy statement supplement is first being mailed on or about May 2, 2012 with our Proxy Statement.

On April 30, 2012, we entered into a definitive share acquisition agreement (the “Agreement”) with BNS Holding Inc. (“BNS”), SWH Inc. (“SWH”) and SPH Group Holdings LLC, an affiliate of Steel Partners Holdings, L.P. (“Steel Holdings”) to acquire all of the capital stock of SWH from BNS (the “Acquisition”). The operating subsidiary of SWH is Sun Well Service, Inc. (“Sun Well”),  a provider of premium well services to oil and gas exploration and production companies operating in the Williston Basin in North Dakota and Montana. As disclosed in the Proxy Statement, Steel Holdings and its affiliates (together, the “Steel Parties”) own approximately 40% of our outstanding shares of common stock, and 85% of BNS. Additionally, John J. Quicke, our Interim President and Chief Executive Officer, is the Chief Executive Officer of Sun Well, and Jack Howard, one of our directors, is a director of BNS and SWH, and also the Vice President, Treasurer and Secretary of SWH. We appointed a special committee of independent directors to consider and negotiate this transaction, as did BNS, as a result of the interests of the Steel Parties.

The acquisition price for the shares of capital stock of SWH is $85 million less net debt (debt outstanding minus cash) subject to certain adjustments.  The acquisition price will be paid through a combination of newly issued shares of our common stock, valued at $30 per share, and cash.  Up to 2.2 million shares of our common stock will be issued as portion of the purchase price payment (the “Stock Consideration”), subject to potential reduction (i) for shares purchased in the open market by the Steel Parties as described below, and (ii) to the maximum extent necessary so that we would not experience a “change of ownership” under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which could result in a material amount of our net operating losses and other tax benefits (collectively, the “NOLs”) expiring unused.

As a result of the acquisition, the Steel Parties will beneficially own slightly over 50% of our outstanding common stock. Pursuant to the Agreement, the Steel Parties are entitled to purchase up to 200,000 of our common shares in the open market prior to the completion of the Acquisition (the “Open Market Purchases”), and may also exercise an option on or immediately prior to the closing date to purchase from us newly issued shares of common stock at a purchase price of $30 per share (the “Top-Up Option”) that would provide the Steel Parties with “control” of our company, as defined under Section 304(c) of the Internal Revenue Code of 1986, as amended; provided, however, that shares purchased pursuant to Open Market Purchases and the exercise of the Top-Up Option may not be in amounts that would cause a “change of ownership” under Section 382 of the Code.  Shares of our common stock purchased in the open market by the Steel Parties may reduce the number of shares to be issued to the Steel Parties as part of the acquisition price, up to a maximum of 172,500 shares, which reduction would result in an increase in the portion of the  purchase price paid in cash.

The parties intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, following the completion of the Acquisition, BNS intends to liquidate and distribute its assets to its stockholders. The Agreement provides that BNS will distribute its remaining cash, after payment or making reserve for all of its claims and obligations, to its stockholders other than Steel Parties, and that the Steel Parties will receive the Steel Excel shares issued in the transaction.

The Acquisition Agreement includes certain conditions to the consummation of the Acquisition, and as a result, we cannot assure you that it will be completed.  For a further description of the terms of the Acquisition, please see the Current Report on Form 8-K filed by us with the Securities and Exchange Commission on May 2, 2012.  A copy of the Acquisition Agreement is filed as an exhibit to such Form 8-K.

Proposal 2: Approval of an amendment to our Certificate of Incorporation to reduce the number of authorized shares of common stock

As more fully described in the Proxy Statement, our Board adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to decrease the number of authorized shares of our common stock from 40,000,000 shares to 18,000,000 shares. We are providing this proxy statement supplement to supplement the information relating to such proposed amendment contained in the Proxy Statement.

The primary purpose of this action is to reduce our Delaware franchise tax liability. As of April 13, 2012, 10,892,036 shares of our common stock were issued and outstanding.  Approximately 2.7 million shares were reserved for issuance under our equity compensation plans as of December 31, 2011 (at which date 111,455 shares were subject to issuance upon exercise of outstanding options to purchase shares of common stock and other stock-based awards and approximately 2.6 million shares were reserved and available for future grants), up to 2.2 million shares of our common stock may be issued as the Stock Consideration in the Acquisition, and additional shares may be issued pursuant to the exercise of the Top-Up Option.

THE BOARD CONTINUES TO RECOMMEND A VOTE FOR THE APPROVAL OF THE AMENDMENT TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposal 4: Approval of the Tax Benefits Preservation Plan

Amendment to the Tax Benefits Preservation Plan

As more fully described in the Proxy Statement, on December 20, 2011, our Board adopted the Tax Benefits Preservation Plan (the “Plan”).  The Board is submitting the Plan to the stockholders for approval at the Annual Meeting. We are providing this proxy statement supplement to supplement the information relating to the Plan contained in the Proxy Statement.

The Board adopted the Plan to help protect the tax treatment of NOLs.  Subject to certain limited exceptions, the Plan is generally designed to deter any person from acquiring our common stock (or any interest in our common stock) if the acquisition would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under the federal securities laws) owning 5% or more of our then-outstanding common stock.

On April 30, 2012, the Board approved an amendment (the “Amendment”) to the Plan.  The Amendment expands the types of acquisitions that our Board may approve by a person that owned 5% or more of our securities immediately prior to the announcement of our adoption of the Plan (each such person, a “grandfathered person”).  Pursuant to the Amendment, the Plan is amended to permit a “grandfathered person” to increase its ownership of our securities by more than the amount that the Plan would otherwise permit without triggering the Plan, if the grandfathered person acquires such securities pursuant to open market purchases, and our Board of Directors determines, in its sole discretion, that such open market purchases do not jeopardize or endanger our utilization of the NOLs or is otherwise in our best interests.  A copy of the Amendment is attached as Exhibit A to this proxy statement supplement.

The Board approved the amendment to facilitate the Acquisition.  At the same time the Amendment was approved, the Board also approved the purchase of our common stock by the Steel Parties pursuant to the Open Market Purchases, as well as the issuance of the Stock Consideration, the granting of the Top-Up Option and any stock that is issued pursuant to the exercise of the Top-Up Option, in each case based upon the determination that such purchases or issuances are in our best interests.

THE BOARD CONTINUES TO RECOMMEND A VOTE FOR THE APPROVAL OF THE TAX BENEFITS PRESERVATION PLAN

EXHIBIT A

FIRST AMENDMENT TO THE
TAX BENEFITS PRESERVATION PLAN

First Amendment to the Tax Benefits Preservation Plan (this “Amendment”), dated as of May 1, 2012, by and between Steel Excel Inc., a Delaware corporation (the “Company”), and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”).

Background

A. The Company and the Rights Agent are parties to that certain Tax Benefits Preservation Plan, dated as of December 21, 2011 (the “Plan”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Plan.

B. The Company desires to amend the Plan as more particularly described herein.

NOW THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Amendment.  The Plan shall be amended by deleting clause (i) of the definition of “Grandfathered Person” contained in Section 1 of the Plan in its entirety and substituting the following in its place:

“(i)          any Person who would otherwise qualify as an Acquiring Person as of immediately prior to the public announcement of this Plan, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one-tenth of one percentage point over such Person’s lowest Percentage Stock Ownership immediately prior to the public announcement of this Plan or thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Company Securities that such Person held as of immediately prior to the public announcement of this Plan, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (C) any redemption or repurchase of Company Securities by the Company, or (D) (1) any transfer to such Person of Company Securities by the Company, or (2) any open market purchase of Company Securities by such Person, in each case if the Board determines, in its sole discretion, that such transfer or open market purchase would not jeopardize or endanger the Company’s utilization of the Tax Benefits or is otherwise in the best interests of the Company; and”

2.       Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

3.       Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.       Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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5.       Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.       Plan in Full Force and Effect as Amended.  Except as specifically amended hereby, all of the terms and conditions of the Plan shall be in full force and effect. All references to the Plan in any other document or instrument shall be deemed to mean such Plan as amended by this Amendment. The parties hereto agree to be bound by the terms and obligations of the Plan, as amended by this Amendment, as though the terms and obligations of the Plan were set forth herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

STEEL EXCEL INC.

By:	/s/ John Quicke
Name: John Quicke
Title: Interim President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY

By:	/s/ Nicola Giancaspro
Name: Nicola Giancaspro
Title: Vice President
Stock Transfer Operations

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